PLAN OF CONVERSION OF

cerulean group, inc.,

a Nevada corporation

into

Enumeral Biomedical HOLDINGS, INC.,

a Delaware corporation

This Plan of Conversion (“Plan of Conversion”) states the terms and conditions of the conversion (the “Conversion”) from Cerulean Group, Inc., a Nevada corporation, into Enumeral Biomedical Holdings, Inc., a Delaware corporation, in accordance with Section 92A.105 of the Nevada Revised Statutes (the “NRS”).

1.	Name of the Constituent Entity and the Proposed Name for the Resulting Entity. The name of the constituent entity (the “Constituent Entity”) is Cerulean Group, Inc. a corporation organized under the laws of the State of Nevada, and the name of the resulting entity after conversion is Enumeral Biomedical Holdings, Inc. (''Resulting Entity''), a corporation organized under the laws of the State of Delaware.

2.	Effective Time. The Conversion shall become effective upon the later to occur of the time of filing of (i) the Articles of Conversion with the Office of the Secretary of State of Nevada or (ii) the Certificate of Conversion and the Certificate of Incorporation of the Resulting Entity with the Office of the Secretary of State of Delaware (the “Effective Time”).

3.	Conversion of Constituent Entity Into Resulting Entity. The Conversion of the Constituent Entity into the Resulting Entity shall be in accordance with the terms and conditions of the Plan of Conversion. At the Effective Time, the form of organization of the Constituent Entity will convert into the form of the Resulting Entity, and the Constituent Entity will continue in existence in the form of the Resulting Entity under the name “Enumeral Biomedical Holdings, Inc.”

4.	Conversion of Shares. At the Effective Time, the total number of outstanding shares of common stock issued by the Constituent Entity shall be converted into shares of common stock in the Resulting Entity on a straight one-for-one exchange. The issuance of shares of common stock in the Resulting Entity shall be evidenced by share certificate issuance by the Resulting Entity. Upon issuance of the common stock of the Resulting Entity to the shareholders of the Constituent Entity, the shares of common stock of the Constituent Entity shall be deemed cancelled and replaced by the shares of common stock of the Resulting Entity, and the status of each shareholder of the Constituent Entity shall be converted to a shareholder of the Resulting Entity.

5.	Conditions. The conversion and this Plan of Conversion shall not be conditioned upon, contingent upon, or dependent upon any facts or matters not stated herein.

6.	Approval. This Plan of Conversion shall be approved by the unanimous written consent of the members of the board of directors (the “Board”) and a majority of the holders of the total outstanding shares of common stock of the Constituent Entity (the “Majority Shareholders”), in accordance with the NRS 92A.120 and NRS 78.230.

7.	Certificate of Incorporation. The Certificate of Incorporation of the Resulting Entity is attached as Exhibit A hereto. The total number of shares that the Resulting Corporation be authorized to issue will be 310,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

8.	Filing of Certificate of Incorporation Including Certificate of Conversion. After this Plan of Conversion has been approved by the Board and the Majority Shareholders, an executed Articles of Conversion shall be delivered to the Nevada Secretary of State for filing, and Certificate of Conversion, including Certificate of Incorporation for the Resulting Entity, shall be delivered to the Delaware Secretary of State for filing.

9.	Bylaws. Upon filing of the executed Certificate of Incorporation Including Certificate of Conversion with the Delaware Secretary of State, the Bylaws attached hereto as Exhibit B shall be the Bylaws of the Resulting Entity. The Certificate of Incorporation, including Certificate of Conversion, and the Bylaws shall govern all matters relating to the Resulting Entity as of the Effective Time and thereafter, in place and stead of the Articles of Incorporation, as amended, of the Constituent Entity.

10.	Share Certificates. Upon filing of the executed Certificate of Incorporation, including Certificate of Conversion with the Delaware Secretary of State, the share certificate in form as may from time to time be approved by the Board of Directors of the Resulting Entity shall be issued by the Resulting Entity to its shareholders, consistent herewith.

11.	The executed Plan of Conversion will be kept at the principal place of business of the Resulting Entity.

Dated: June 26, 2014

CERULEAN GROUP, INC.

By:	/s/ Olesya Didenko
Olesya Didenko
President

Exhibit A

See Exhibit 3.3.

Exhibit B

See Exhibit 3.4